Exhibit 5.1

Goodwin Procter LLP Counselors at Law 4365 Executive Drive, 3rd Floor San Diego, CA 92121	T: 858.202.2700 F: 858.457.1255 www.goodwinprocter.com
May 6, 2008
La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, CA 92121

Re:	Securities Being Registered under Registration Statements on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to La Jolla Pharmaceutical Company, a Delaware corporation, (the “Company”) in connection with the Company’s registration of the offering and sale under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 19,518,542 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), which includes 15,614,834 shares of Common Stock to be issued and sold by the Company and 3,903,708 shares of Common Stock issuable upon the exercise of warrants to be issued and sold by the Company (the “Warrants”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”). The offering and sale of the Shares has been registered under the Securities Act pursuant to the Company’s Registration Statements on Form S-3 (File Nos. 333-101499 and 333-145009) (the “Registration Statements”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Warrants are exercised.
     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement and the Warrants, as applicable, that the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP